As filed with the Securities and Exchange Commission on June 1, 2026

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Enviri II Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-2897233 (I.R.S. Employer Identification No.)
Two Logan Square 100-120 North 18th Street, 17th Floor Philadelphia, Pennsylvania (Address of Principal Executive Offices)	19103 (Zip Code)

Enviri II Corporation 2026 Omnibus Incentive Plan
(Full title of the plan)
Samuel D. Romaninsky
Senior Vice President and General Counsel
Enviri II Corporation
Two Logan Square
100-120 North 18th Street, 17th Floor
Philadelphia, PA 19103
(267) 857-8715
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Enviri II Corporation (the “Registrant” or "New Enviri"), relating to an aggregate of 5,700,000 shares of the Registrant’s common stock, par value $0.00001 per share (the “Common Stock”), that may be issued pursuant to the Registrant’s 2026 Omnibus Incentive Plan (the “Plan”). The purpose of this Registration Statement is to register the aforementioned 5,700,000 shares of Common Stock on this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of this Registration Statement will be sent or given to participants in the Plan covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The Registrant will provide, upon written or oral request, without charge, a copy of any or all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act. You should direct a request for copies to the Registrant at Attention: Samuel D. Romaninsky, Senior Vice President and General Counsel, Enviri II Corporation, Two Logan Square 100-120 North 18th Street, 17th Floor, Philadelphia, PA 19103, or you may call the Registrant at (267) 857-8715.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

1.The Registrant’s effective Registration Statement on Form 10 (Commission File No. 001-43207), filed with the Commission on March 20, 2026 (the “Form 10”), as amended by the Amendment No. 1 to the Form 10, filed with the Commission on April 24, 2026, Amendment No. 2 to the Form 10, filed with the Commission on May 5, 2026 , and Amendment No. 3 to the Form 10, filed with the Commission on May 6, 2026;

2.The description of the Registrant’s Common Stock contained in the Exhibit 99.1 to the Form 10, and all amendments and reports filed with the Commission for the purpose of updating such description; and

3.The Registrant’s Current Report(s) on Form 8-K (Commission File No. 001-43207) filed with the Commission on May 20, 2026 and June 1, 2026 (other than information in such Current Report(s) deemed to have been furnished and not filed in accordance with the rules of the Commission).

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that he or she did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made with respect to any claim, issue or matter as to which he or she will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court deems proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

The Registrant’s certificate of incorporation provides that no director or officer of the Registrant will be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duty owed to the Registrant or the Registrant’s stockholders, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Registrant or the Registrant’s stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director in respect of unlawful dividend payments or stock redemptions or repurchases, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the Registrant. In addition, the Registrant’s certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Registrant will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The Registrant’s certificate of incorporation further provides that any repeal or modification of such article will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification.

The Registrant’s bylaws generally provide that the Registrant will indemnify and advance expenses for the Registrant’s directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to the Registrant’s receipt of an undertaking from the indemnified party as may be required under such bylaws or the Delaware General Corporation Law.

The Registrant entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers in certain circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 1, 2026, File No. 001-43207).
4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 1, 2026, File No. 001-43207).
5.1*	Opinion of Counsel regarding legality of securities being registered.
10.1*	Enviri II Corporation 2026 Omnibus Incentive Plan.
23.1*	Consent of Counsel (included in its opinion filed as Exhibit 5.1 hereto).
23.2*	Consent of PricewaterhouseCoopers LLP relating to the financial statements of Enviri Corporation.
23.3*	Consent of PricewaterhouseCoopers LLP related to the financial statements of New Enviri.
23.4*	Consent of Deloitte & Touche LLP relating to the financial statements of Enviri Corporation.
23.5*	Consent of Deloitte & Touche LLP relating to the financial statements of New Enviri.

24.1*	Power of Attorney (included on the signature page to this Registration Statement).
107*	Filing Fee Table.
* Filed herewith.

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes as follows:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 1st day of June, 2026.

ENVIRI CORPORATION

By:    /s/ Samuel D. Romaninsky
Samuel D. Romaninsky
Senior Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Russell C. Hochman and Samuel D. Romaninsky and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post- effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Russell C. Hochman	President, Chief Executive Officer and Director	June 1, 2026
Russell C. Hochman	(Principal Executive Officer)

/s/ Peter F. Minan	Executive Vice President and Chief Financial Officer	June 1, 2026
Pete Minan	(Principal Financial Officer)

/s/ Samuel C. Fenice	Vice President and Corporate Controller	June 1, 2026
Samuel C. Fenice	(Principal Accounting Officer)

/s/ Carolann I. Haznedar	Chair of the Board	June 1, 2026
Carolann I. Haznedar

/s/ James F. Earl	Director	June 1, 2026
James F. Earl

/s/ Nicholas C. Fanandakis	Director	June 1, 2026
Nicholas C. Fanandakis

/s/ Edgar M. Purvis, Jr.	Director	June 1, 2026
Edgar M. Purvis, Jr.

/s/ Timothy M. Laurion	Director	June 1, 2026
Timothy M. Laurion

/s/ Rebecca M. O’Mara	Director	June 1, 2026
Rebecca M. O’Mara

/s/ John S. Quinn	Director	June 1, 2026
John S. Quinn